Exhibit 8.1

Boong-Kyu (B.K.) Lee	90 Park Avenue New York, NY 10016 212-210-9400 | Fax: 212-210-9444 Direct Dial: 212-905-9138	Email: bklee@alston.com

May 21, 2026

To the Persons Identified

on Schedule A Attached Hereto

Re: Chase Issuance Trust

CHASEseries Class A(2026-1) Notes

Ladies and Gentlemen:

We have acted as special U.S. federal income tax counsel to JPMorgan Chase Bank, National Association, a national banking association organized under the laws of the United States (the “Bank”), in connection with the issuance and sale of CHASEseries Class A(2026-1) Notes (the “Notes”) by Chase Issuance Trust, a Delaware statutory trust, as issuing entity (the “Issuing Entity”) pursuant to:

(i)  the Fifth Amended and Restated Indenture, dated as of December 16, 2024 (the “Master Indenture”), by and between the Issuing Entity and Computershare Trust Company, National Association, a national banking association (“CTCNA”), as indenture trustee (in such capacity, the “Indenture Trustee”) and as collateral agent (in such capacity, the “Collateral Agent”);

(ii)  the Fourth Amended and Restated Asset Pool One Supplement, dated as of December 16, 2024 (the “Asset Pool One Supplement”), by and between the Issuing Entity and CTCNA, as Indenture Trustee and as Collateral Agent;

(iii)  the Third Amended and Restated CHASEseries Indenture Supplement, dated as of December 16, 2024 (the “CHASEseries Indenture Supplement”), by and between the Issuing Entity and CTCNA, as Indenture Trustee and as Collateral Agent;

(iv)  the Class A(2026-1) Terms Document, to be dated as of May 28, 2026 (the “Terms Document” and, together with the Master Indenture, the Asset Pool One Supplement and the CHASEseries Indenture Supplement, the “Indenture”), by and between the Issuing Entity and CTCNA, as Indenture Trustee and as Collateral Agent;

To the Persons Identified on Schedule A

May 21, 2026

(v)   the Amended and Restated Receivables Purchase Agreement, dated as of December 16, 2024 (the “Receivables Purchase Agreement”), by and between the Bank and Chase Card Funding LLC, a Delaware limited liability company, as transferor (“Chase Card Funding”);

(vi)   the Fifth Amended and Restated Transfer and Servicing Agreement, dated as of December 16, 2024 (the “Transfer and Servicing Agreement”), by and among the Bank, as servicer, account owner and administrator, Chase Card Funding, as transferor (the “Transferor”), the Issuing Entity, and CTCNA, as Indenture Trustee and as Collateral Agent; and

(vii)   the Fifth Amended and Restated Trust Agreement, dated as of December 16, 2024 (the “Trust Agreement”), between Chase Card Funding, as Transferor and beneficiary, and Wilmington Trust Company, a Delaware non-depository trust company, as owner trustee for the Issuing Entity.

The Issuing Entity proposes to sell the Notes authenticated and delivered under the Indenture, and the principal terms of which are set forth in the CHASEseries Indenture Supplement, pursuant to the Underwriting Agreement (the “Base Underwriting Agreement”) and the Terms Agreement (the “Terms Agreement” and, together with the Base Underwriting Agreement, the “Underwriting Agreement”), each dated May 21, 2026, and each among J.P. Morgan Securities LLC, as representative of the underwriters named in Schedule I to such Terms Agreement, the Bank, Chase Card Funding and the Issuing Entity.

This opinion is being furnished to you pursuant to Section 8.I(i)(ii) of the Underwriting Agreement. The delivery of this opinion is not intended to create, nor shall it create, an attorney-client relationship with you or any other party.

In rendering our opinion, we have examined and relied upon (a) the Registration Statement on Form SF-3 (File Nos. 333-272941 and 333-272941-01) filed by Chase Card Funding with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, on July 26, 2023 (the “Act”) and declared effective pursuant to a Notice of Effectiveness on August 4, 2023 (the “Registration Statement”), (b) the preliminary prospectus, dated May 18, 2026, relating to the offering of the Notes (the “Preliminary Prospectus”), (c) the final prospectus, dated May 21, 2026, relating to the offering of the Notes (the “Final Prospectus” and, together with the Preliminary Prospectus, the “Prospectus”), (d) the Indenture, (e) the Underwriting Agreement, and (f) such other documents that we have deemed necessary or appropriate as a basis for the opinion set forth below.

In our examination, we have assumed that the parties to such documents had the power, corporate or other, to enter into and perform all obligations thereunder, and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. In rendering our opinion, we have assumed that the transactions contemplated by the foregoing documents have been or will be consummated in accordance with the operative

To the Persons Identified on Schedule A

May 21, 2026

documents and that such documents accurately reflect the material facts of such transactions. For purposes of our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, including electronic signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic, or electronic copies, and the authenticity of the originals of such latter documents.

In rendering our opinion, we have relied upon statements of officers and other representatives of the Bank and others, and we have assumed that such statements are and will continue to be true, correct, and complete without regard to any qualification as to knowledge or belief. Our opinion is conditioned upon, among other things, the initial and continuing accuracy of the agreements, documents, certificates and records that we have deemed necessary or appropriate as a basis for our opinion.

Our opinion is based on the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service, and such other authorities that we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations (possibly with retroactive effect). A change in the authorities or in the truth, accuracy, or completeness of any of the information, documents, certificates, records, statements, representations, or assumptions upon which our opinion is based could affect the conclusions expressed herein. There can be no assurance, moreover, that our opinion will be accepted by the Internal Revenue Service or, if challenged, by a court.

Based upon and subject to the foregoing, and subject to the qualifications, exceptions, assumptions, and limitations contained herein and in the Prospectus, we are of the opinion that, under current U.S. federal income tax law, although the discussion set forth in the Prospectus under the caption “U.S. Federal Income Tax Considerations” does not purport to discuss all possible U.S. federal income tax considerations relating to an investment in the Notes, such discussion constitutes, in all material respects, a fair and accurate summary of the U.S. federal income tax considerations of the ownership and disposition of the Notes.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K for incorporation into the Registration Statement and to the references to us under the captions “U.S. Federal Income Tax Considerations” and “Legal Matters” in the Prospectus. In giving such consent, we do not admit that we are “experts,” within the meaning of the term as used in the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion, as an exhibit or otherwise.

To the Persons Identified on Schedule A

May 21, 2026

This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise this opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue. Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local, or foreign, of the transactions described herein. This opinion is furnished to you solely for your benefit in connection with the execution and effectiveness of the transactions described herein, and is not to be relied upon by any other person without our express written permission, except that copies of this opinion may be posted by the Bank to a password protected website accessible by any non-hired “nationally recognized statistical rating organization” (an “NRSRO”) that provides to the Bank the certification required by subsection (e) of Rule 17g-5 under the Securities and Exchange Act of 1934, as amended (or any successor provision to such subsection) (“Rule 17g-5”), and agrees to keep this opinion letter confidential as contemplated by Rule 17g-5; provided, that no such NRSRO will be entitled to rely on this opinion.

Very truly yours,

ALSTON & BIRD LLP

By:	/s/ Boong-Kyu (B.K.) Lee
Boong-Kyu (B.K.) Lee, a Partner

Schedule A

Computershare Trust Company, National Association

 as Indenture Trustee and as Collateral Agent

1505 Energy Park Drive

St. Paul, Minnesota 55108

Fitch Ratings, Inc.

33 Whitehall Street,

New York, New York 10004

J.P. Morgan Securities LLC,

as an Underwriter and as Representative of the

Underwriters named in the applicable Terms Agreement

270 Park Avenue, 4th Floor

New York, New York 10017

JPMorgan Chase Bank, National Association

270 Park Avenue, 36th Floor

New York, New York 10017

S&P Global Ratings

55 Water Street

New York, New York 10041-0003

Wilmington Trust Company,

as Owner Trustee

1100 North Market Street

Wilmington, Delaware 19890-0001